Exhibit 10.37

February 25, 2010

Mr. Robert Mayson

Church View

36A Lukes Lea, Marsworth Tring, HP23 4NH, United Kingdom

Dear Robert:

On behalf of Real D, Inc., (the “Company”), 1 am pleased to offer you the position described herein and present you with this offer letter agreement (the “Agreement”) setting forth certain terms and conditions of your employment.

1.             Title; Duties. You shall serve during the course of your employment as President of Consumer Electronics and shall report directly to the Chief Executive Officer (the “CEO”) of the Company. You shall be a member of the Company’s senior management team and shall have such duties and responsibilities as shall be consistent with your position. You shall work out of the Company’s headquarters in Beverly Hills, California. You will also devote your full time, efforts, abilities, and energies to promote the general welfare and interests of the Company and any related enterprises of the Company. You will loyally, conscientiously, and professionally do and perform all duties and responsibilities of his position, as well as any other duties and responsibilities as will be reasonably assigned by the Company. You will strictly adhere to and obey all Company rules, policies, procedures, regulations and guidelines, including but not limited to those contained in the Company’s employee handbook, as well any others that the Company may establish. You will strictly adhere to all applicable state and/or federal laws and/or regulations relating to your employment with the Company.

(a)           No Conflicting Obligations. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

(b)           Start Date. Your official employment start date with the Company shall be February 25, 2010 (the “Start Date”).

2.             Term.

(a)           The term of this Agreement shall be for three (3) years from the Start Date (“Initial Term”) unless terminated earlier in accordance with the terms herein. This Agreement, thereafter, shall automatically be renewed for successive one (1) year terms (each a “Subsequent Term”), on the same terms and conditions as stated herein, unless either party provides written notice, as provided for herein, of its intention to terminate this Agreement at least ninety (90) calendar days prior to the expiration of the Initial Term or any Subsequent Term, or unless terminated earlier in accordance with the terms herein. Your employment shall be at-will, terminable at any time by either party, subject to the terms of this Agreement. After the termination or expiration of this Agreement, your continued employment, if any, shall continue to be at-will. Upon termination of your employment for any reason, you shall be deemed to have immediately resigned from all positions as an employee, officer and/or director with the Company, and any of its affiliates, as of your last day of employment. Your employment will automatically terminate upon your death or upon your disability (within the meaning of Internal Revenue Code section 409A) as determined by the Company.

(b)           This Agreement will automatically expire on August 1, 2010 if you do not relocate to the Los Angeles, California area by August 1, 2010, at which time you and the Company will renegotiate a new agreement in good faith.

3.             Compensation.

(a)           Base Salary.

(i)            Your current base salary will be GBP £154,000 per annum, paid in England and less all applicable English taxes and required withholdings.

(ii)           Upon your relocation to the Company’s Beverly Hills, California office, your initial base salary will be USD $300,000 per annum, less all applicable United States federal, state, and local withholdings and deductions, payable in accordance with the Company’s standard payroll procedures.

(iii)          Effective as of June 1, 2011, your base salary shall be increased by 10%, provided you have satisfied all applicable performance goals (“MBO Goals”) for the fiscal year ending March 31, 2011. In addition, your base salary shall be increased by 10% effective as of June 1, 2012, provided you have satisfied all MBO Goals for the fiscal year ending March 31, 2012. All MBO Goals will be prescribed and established by the Company and you may have input into the development of such MBO Goals.

(iv)          During the Initial Term, your base salary will increase to no less than USD $400,000 per annum, less applicable taxes and withholdings, upon the earlier of: (a) trailing twelve (12) month sales from the Consumer Electronics Division exceed USD $10 Million; or (b) contracted binding orders from the Consumer Electronics Division exceed USD $10 Million. However with respect to a fiscal year in which your base salary increases pursuant to this Section 3(a)(iv), you will not be eligible for an increase under Section 3(a)(iii).

(b)           Bonus.

(i)            For the fiscal year ending March 31, 2010, you will be paid a bonus based on your current Director Services Agreement with RealD Europe Limited, which will be paid on June 1, 2010, less all applicable withholdings and deductions, provided you have remained continuously employed by the Company through the date of payment.

(ii)           During the Initial Term, if trailing twelve (12) month sales from the Consumer Electronics Division exceed USD $10 Million, you will be eligible for a one-time bonus of USD $200,000, less all applicable withholdings and deductions. Such bonus will be paid within 30 days after the Company has determined that the foregoing objective has been satisfied and you must remain continuously employed by the Company through the date of payment in order to receive such payment.

(iii)          During the Initial Term, if contracted binding orders from the Consumer Electronics Division exceed USD $10 Million, you will be eligible for a one-time bonus of USD $200,000, less all applicable withholdings and deductions. Such bonus will be paid within 30 days after the Company has determined that the foregoing objective has been satisfied and you must remain continuously employed by the Company through the date of payment in order to receive such payment.

(iv)          During the Initial Term, if there is a Change in Control (as defined below) of the Company, you will receive a one-time, lump sum “Change in Control Retention Bonus” in the amount of USD $500,000, less all applicable withholdings and deductions, which shall be paid on the first anniversary of the Change in Control. You must be continuously employed by the Company (or its successor or acquirer) through the date of payment to receive this bonus subject to Section 3(d).

(v)           During the Initial Term, you will annually be eligible to earn a performance bonus in the amount of up to USD $300,000, less all applicable withholdings and deductions, beginning with the fiscal year ending March 31, 2011. Your actual bonus for fiscal year 2011, if any, shall be based on your successful completion of the MBO Goals identified in Exhibit A. Thereafter, the MBO Goals will be prescribed and established by the Company and you may have input into the development of such MBO Goals (provided that MBO Goals may be replaced with a successor incentive plan for you and other officers at a similar level at the direction of a compensation committee of the Board acting in good faith). It is expected that any bonus payment shall be paid to you at any time from April through July of the applicable performance year. To earn any bonus, you must remain continuously employed by the Company through the date that the bonus, if any, is paid.

(c)           Company-Sponsored Benefits.

(i)            As a member of the senior management team of the Company, you will also be eligible to receive certain employee benefits pursuant to the Company’s standard benefit plans that the Company generally provides to the other members of the senior management team that may be in effect from time to time. These currently include paid vacation, 401(k) retirement benefits, PTO, sick time and Company paid holidays. The Company many, in its sole discretion and from time to time, amend or eliminate any of these benefits.

(d)           Severance.

(i)            If your employment is terminated during the Initial Term or any Subsequent Term without Cause (as defined herein) by the Company (“Qualifying Termination”), you shall be eligible to receive to: (a) cash severance payments paid over a one year period beginning on the 60th day after your “separation from service” (within the meaning of Internal Revenue Code Section 409A) from the Company (“Termination Date”) in accordance with the Company’s normal payroll practices in an aggregate amount equal to your then current annual base salary, less all applicable withholdings and deductions, and; (b) the Company will continue to pay the cost for group employee benefit coverage continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to the same extent previously provided by the Company’s group plans for one year after the Termination Date, or until you become eligible for group insurance benefits from another employer, whichever occurs first, provided that you timely elect COBRA coverage. You understand that you will have an obligation to promptly inform the Company if you receive group health coverage from another employer during the one year following your Termination Date and that you may not increase the number of your designated dependents, if any, during this time unless you do so at your own expense. The period of such Company-paid COBRA coverage shall be considered part of your COBRA coverage entitlement period, and may, for tax purposes, be considered income to you.

(ii)           If there is a Change in Control during the Initial Term and if you experience a Qualifying Termination during the twelve month period following such Change in Control, you will receive the $500,000 Change in Control Retention Bonus as a severance benefit paid in a lump-sum, less all applicable withholdings and deductions, to be paid on the 60th day after the Termination Date.

(iii)          Notwithstanding anything to the contrary, in order to receive any payments or benefits under Section 3(d)(i) or 3(d)(ii), you must timely execute and deliver (and not revoke) a general release of claims in favor of the Company, any affiliates or related entities, and their employees and affiliates, in the form provided by the Company, within the time period specified in the release, but in no event after the 45th day following the Termination Date. For avoidance of doubt, no payments or benefits will be provided under Section 3(d)(i) or 3(d)(ii) if your employment was terminated due to your death or disability.

Notwithstanding anything to the contrary in this Agreement whether express or implied, the Company may at any time terminate your employment with the Company for any reason or no reason, and with or without Cause. If this Agreement terminates by you or the Company for non-renewal in accordance with Section 2(a), or pursuant to Section 2(b), you will not be eligible for any severance benefits.

(iv)          If any payment or benefit received or to be received by you (including any payment or benefit received pursuant to this Agreement or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then, the payments or benefits provided under this Agreement or any other agreement pursuant to which you receive payments that give rise to the Excise Tax will be reduced to the extent necessary to make such payments and benefits not subject to such Excise Tax. However, if the imposition of such Excise Tax could be avoided by approval of stockholders as described in Section 280G(b)(5)(B) of the Code, then you may request the Company to solicit a vote of such stockholders (described in Section 280G(b)(5)(B) of the Code) and in which case you will cooperate and execute any such waivers of compensation as may be necessary to enable the stockholder vote to comply with the requirements specified under Section 280G of the Code and the regulations promulgated thereunder. In no event will the Company be required to gross up any payment or benefit to you to avoid the effects of the Excise Tax or to pay any regular or excise taxes arising from the application of the Excise Tax. Unless the Company and you otherwise agree in writing, any parachute payment calculation will be made in writing by independent public accountants selected by the Company, whose calculations will be conclusive and binding upon the Company and you for all purposes. The Company and you will furnish to the accountants such information and documents as the accountants may reasonably request in order to make a parachute payment determination. As expressly permitted by Q/A #32 of the Code section 280G regulations, with respect to performing any present value calculations that are required in connection with this Section, the parties affirmatively elect to utilize the Applicable Federal Rates that are in effect as of the effective date of this Agreement (the “February 2010 AFRs”) and the accountants shall therefore use such February 2010 AFRs in their determinations and calculations.

(v)  Code Section 409A. The payments under this Agreement are intended to be exempt from the “short-term deferral” exception and “separation pay plan” exception under Code Section 409A to the fullest extent possible. Each individual payment provided under Section 3(d) is intended to be a separate payment and not a stream of payments for purposes of Code Section 409A. Anything in this Agreement to the contrary notwithstanding, if the severance payment above constitutes an item of deferred compensation subject to Code Section 409A, the Company and you shall take all steps necessary (including with regard to any post-termination services you may perform) to ensure that any termination described above constitutes a “separation from service” within the meaning of Code Section 409A. In addition, no such payment will be made to your prior to the earlier of (a) the first business day of the seventh month following your “separation from service” (as such term is defined in Treasury Regulations issued under Code Section 409A) or (b) the date of your death, if your are deemed at the time of such separation from service to be a “specified employee” within the meaning of that term under Code Section 409A and to the extent such delayed commencement is otherwise required in order to avoid the imposition of taxes under Section 409A of the Code. All payments and benefits which had been delayed pursuant to the immediately preceding sentence will be paid to you in a lump sum without interest. It is intended that payments under this Agreement will be exempt from or comply with Code Section 409A, but the Company makes no representation or covenant to ensure that the payments under this Agreement are exempt from, or compliant with, Code Section 409A, and will have no liability to you or any other party if a payment under this Agreement that is intended to be exempt from, or compliant with, Code Section 409A is not so exempt or compliant.

(e)           Expense Reimbursement. You shall be reimbursed for all documented reasonable business expenses that are incurred in the ordinary course of business in accordance with the Company’s expense reimbursement policy as in effect from time to time.

4.                                       Definitions.

(a)           For the purposes of this Agreement, the term “termination without Cause” shall mean a termination of your employment by the Company for any reason other than Cause, death or disability as allowed by law. “Cause” shall mean fraud, willful misconduct or violation of Company policies or practices, use or disclosure of Confidential Information (as defined below) that is unauthorized by this Agreement, or your performance of any act or omission which, if you were prosecuted, would constitute a felony or misdemeanor, in each case as determined by the Board of Directors of the Company (the “Board”), whose determination shall be conclusive and binding. Upon a termination of your employment by the Company for Cause, you will be entitled to only any salary and other benefits earned, but unpaid, and any reimbursement for expenses owed to you by the Company, as of the Termination Date. In addition, you may be required to repay to the Company certain previously paid compensation in accordance with Company policies and/or applicable law (each, a “Clawback Policy”).

(b)           For purposes of this Agreement, “Change in Control” shall mean:

(i)            any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ( the “Exchange Act”) together with its affiliates, but excluding (i) the Company or any of its subsidiaries, (ii) any employee benefit plans of the Company, or (iii) a corporation or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company (individually, a “Person” and collectively, “Persons”), is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates);

(ii)           the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company, such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(iii)          there is consummated an agreement for the sale or disposition of all or substantially all of the Company’s assets.

(c)           For purposes of this Agreement, “Confidential Information” shall mean: The Company’s confidential and proprietary business information, including but not limited to the Company’s products, services, customers, contracts, fees, prices, costs, business affairs, marketing, accounting, financial statements, employees, research, inventions, data, software, and any other confidential and proprietary business information of any kind, nature or description, tangible or intangible, in whatever form. You acknowledge that you will be making use of, acquiring and/or adding to Confidential Information. The Confidential Information is and will remain the sole and exclusive property of the Company. You will not at any time use, divulge, disclose or communicate, either directly or indirectly, in any manner whatsoever, any Confidential Information to any person or business entity, or remove from the premises of the Company any Confidential Information in whatever form, unless required by you to perform the essential functions of your position with the Company while employed by the Company.  You will fully comply with all obligations under any Company Confidentiality Agreement or Proprietary Information Agreement and further agree that the provisions of such agreements shall survive any termination or expiration of this Agreement or termination of your employment. As of the Termination Date, you shall not retain any copies, facsimiles or summaries of any Confidential Information.

5.             Equity Compensation.

(a)           For the fiscal year ending March 31, 2010, your outstanding stock options shall continue to vest and be exercisable based on your Director Services Agreement with RealD Europe Limited and any agreement evidencing the grant of the option. For all other equity grants during the Term of this Agreement, vesting provisions will be in accordance with the terms of the 2004 Amended and Restated Stock Plan, or any successor plan thereto (the “Stock Plan”), and any individual grant documents.

(b)           Subject to approval by the Board, you will be granted a non-qualified stock option to purchase 250,000 shares of common stock (the “Option”) of the Company on the effective date of an Initial Public Offering (“IPO”) of the Company’s shares (provided that you have permanently relocated to the Company’s Beverly Hills, California location by such date, and if not, then not until the five business days after the date you complete such relocation), but in any event no later than September 30, 2010. If the Option is granted on the IPO date, then the exercise price will be determined by the Board based upon the IPO price, but in any event will be equal to not less than the fair market value of the underlying shares on the date of grant as determined in accordance with the Stock Plan. If the Option is granted on a date other than the IPO date, then the exercise price will be determined by the Board (or committee thereof) in its discretion at the time of the grant but in any event will be equal to not less than the fair market value of the underlying shares on the date of grant. In the event of a Change in Control that occurs prior to the IPO date and September 30, 2010, the Option will be granted as of the date immediately prior to the consummation date of the Change in Control and will have an exercise price determined by the Board based on the Change in Control transaction price, but in any event will be equal to not less than the fair market value of the underlying shares on the date of grant as determined in accordance with the terms of the Stock Plan. The Option will be on other terms and conditions set forth in the stock option agreement evidencing the grant and which you must execute as a condition of grant, with vesting to commence on the date of the grant and in accordance with the vesting schedule set forth in the Stock Plan and Option agreement. Further details on the Stock Plan and the specific terms and conditions applicable to any option granted to you will be provided upon final approval of such grant by the Board. Copies of the Plan and the option grant notice and stock option agreement evidencing any options granted to you will be delivered to you at the time of the grant.

In the event that an IPO is consummated during the Initial Term and provided you have remained continuously employed by the Company through the effective date of such IPO, then your current outstanding stock option to purchase 20,000 Company common shares shall (to the extent it is then outstanding and unvested) become fully vested and exercisable as of immediately prior to the effective time of the IPO. All other terms and conditions of this stock option shall remain unchanged.

6.             Contingencies. Your employment pursuant to this Agreement is continent upon your providing the Company with: (a) a resignation of your directorship for RealD Europe, in the form provided by RealD Europe, and (b) the legally required proof of your identity and authorization to work in the United States effective upon your relocation. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment or thereafter, develop certain information or inventions which will be the property of the Company. in consideration of, and as a condition to, your employment with the Company, and as an essential inducement to the Company to enter into this Agreement, this Agreement is expressly subject to your executing the RealD Employee Invention Assignment and Confidentiality Agreement in the form enclosed hereto.

7.             Relocation Expenses.

(a)           The Company will reimburse you for up to two (2) site visits (of up to 4 days each) for you and your spouse to the Los Angeles, California area, to be completed no later than August 1, 2010. The Company will pay for airfare at Business Class rates, hotel rooming charges, and the use of a rental car. You must submit your request for reimbursement for all such expenses to the Company by not later than September 30, 2010 and you will receive reimbursement for validly incurred amounts within 60 days of the Company’s receipt of your reimbursement request.

(b)           Provided you relocate to the Los Angeles, California area by August 1, 2010, you will be entitled to receive an allowance covering up to five (5) months of paid temporary lodging in Los Angeles. You must commence such temporary lodging in the Los Angeles, California area no later than June 1, 2010. This housing allowance may be used for rental of an apartment or a house, hotel or motel rooming charges, home mortgage payments made during your first five (5) months of employment in Los Angeles, and/or one-time travel expenses for you and your family between Los Angeles, California and London. This temporary housing allowance may not exceed in the aggregate an amount of USD $20,000 and will only be available for such expenses that are incurred between the Start Date through October 31, 2010. You must submit your request for reimbursement for all such expenses to the Company by not later than November 15, 2010 and you will receive reimbursement for validly incurred amounts (subject to the USD $20,000 limit) within 45 days of the Company’s receipt of your reimbursement request. No expenses will be reimbursed if incurred after your Termination Date.

(c)           If you complete your relocation to the Los Angeles, California area by August 1, 2010, you will also be eligible for a one-time, lump-sum relocation payment of USD $200,000 (“Relocation Payment”). Such Relocation Payment will be paid to you within 30 days after you start working full time out of the Company’s Beverly Hills, California office (“Relocation Date”). In the event that within one year of the Relocation Date, either you voluntarily resign your employment with the Company or your employment is terminated by the Company for Cause, then you must repay the entire Relocation Payment to the Company within 30 days of your Termination Date.

(d)           In addition, in the event of a reimbursement or benefits payable under this Section 7 that constitutes an item of deferred compensation that is subject to Code Section 409A, (i) the amount of expense reimbursement in one calendar year can in no way affect the amount of reimbursement in another calendar year for you; (ii) in all events such reimbursement(s) must be made no later than the last day of the year following the calendar year in which the expense is incurred; and (iii) no such reimbursement(s) may be subject to liquidation for cash or exchange for another benefit.

8.             Covenants. You agree to timely and fully comply with all of the covenants set forth in this Section 8 and further understand and agree that such covenants shall survive any termination of your employment and termination or expiration of this Agreement.

(a)           Return of Company Property. On your Termination Date, or at any other time as required by the Company, you will immediately surrender to the Company all Company property, including but not limited to Confidential Information, keys, key cards, computers, telephones, pagers, credit cards, automobiles, equipment, and/or other similar property of the Company.

(b)           Nondisparagement. You will not at any time during the period of your employment with the Company and during any period in which you are receiving severance payments under Section 3(d), make (or direct anyone to make) any disparaging statements (oral or written) about the Company, or any of its affiliated entities, officers, directors, employees, stockholders, representatives or agents, or any of the Company’s products or services or work-in-progress, that are harmful to their businesses, business reputations or personal reputations.

(c)           Cooperation. You agree that, upon the Company’s request and without any payment therefore, you shall reasonably cooperate with the Company (and be available as necessary) after the Termination Date in connection with any matters involving events that occurred during your period of employment with the Company.

(d)           Amounts Due. You will fully pay off any outstanding amounts owed to the Company no later than their applicable due date or within thirty days of the Termination Date (if no other due date has previously been established). Within thirty (30) days of the Termination Date, you will submit any outstanding business expense reports to the Company for business expenses incurred prior to the Termination Date.

(e)           Company Resources. As of the Termination Date, you will no longer represent that you are an officer, director or employee of the Company or any Company affiliate and you will immediately discontinue using the Company mailing address, telephone, facsimile machines, voice mail and e-mail.

(f)            Notice of New Employment. You will provide written notice to the Company within three (3) business days after the date that you agree to accept new full or part time employment or agree to provide consulting or other services to another entity or venture.

(g)           Representations. You represent that you have not entered into any agreements, understandings, or arrangements with any person or entity that you would breach as a result of, or that would in any way preclude or prohibit you from entering into, this Agreement with the Company or performing any of the duties and responsibilities provided for in this Agreement. You represent that you do not possess any confidential, proprietary business information belonging to any other entity, and will not use any confidential, proprietary business information belonging to any other entity in connection with your employment with the Company. You represent that you are not resigning employment or relocating any residence in reliance on any promise or representation by the Company regarding the kind, character, or existence of such work, or the length of time such work will last, or the compensation therefor.

(h)           Clawback. You understand and agree that all payments and benefits provided to you will be subject to the terms and conditions of any Clawback Policy which shall survive any termination or expiration of this Agreement or termination of your employment.

(i)            Violations. You acknowledge that (i) upon a violation of any of the covenants contained in this Section 8 or (ii) if the Company is terminating your employment for Cause as provided under this Agreement, the Company would sustain irreparable harm as a result and that the Company would not have entered into this Agreement without such restrictions, and, therefore, you agree that in addition to any other remedies which the Company may have, the Company shall be entitled, without bond of any kind, to seek equitable relief including specific performance and injunctions restraining you from committing or continuing any such violation. Moreover, the Company will be entitled to an accounting of profits, compensation, remuneration or other benefits received by you, in addition to any other contractual, legal or equitable rights, damages or remedies available.

9.             Entire Agreement. This Agreement, the Employee Invention Assignment and Confidentiality Agreement, and the Company’s Stock Plan, as amended or superseded from time to time, contain the entire agreement between you and the Company regarding their terms. Except as otherwise provided herein, this Agreement may not be amended or modified except in a writing, executed by you and the CEO of the Company. This Agreement may be executed by facsimile signatures and in counterparts, each of which shall constitute an original, and all of which shall constitute one and the same instrument. Notwithstanding Section 3 above, this Agreement cancels and is in substitution of your Director Services Agreement, and any other agreements related to your employment, with RealD Europe Limited dated November 2008 (collectively “RealD Europe Agreement”) which is hereby terminated by mutual agreement, except for only Clauses 12, 14, 18 with respect to your employment in the United Kingdom, and Schedule 2 thereof, which will continue in full force and effect. The obligations set forth in Schedule 2 of the RealD Europe Agreement will continue during the six (6) months immediately following the execution of this Agreement. Clause 13 of the RealD Europe Agreement RealD Europe Limited remains effective for any intellectual property, inventions, and patents made or acquired by you prior to execution of this Agreement.

10.           Choice of Law; Severability; Waiver. This Agreement will be governed by the laws of the State of California, United States. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision, or portion thereof, of this Agreement. For the avoidance of doubt, the laws of England shall not apply to your employment or termination in, or transfer to, the United States. You will remain responsible for any taxes or reporting obligations, if any, under the laws of England for any income or benefits received by you. No breach of any provision hereof can be waived unless in writing. Waiver of any one breach of any provision hereof will not be deemed to be a waiver of any other breach of the same or any other provision of this Agreement.

11.           Successors and Assigns. The Company may assign this Agreement to any successor (whether by amalgamation, merger, consolidation, sale of assets, purchase or otherwise) to all or substantially all of the equity, assets or business of the Company, and this Agreement will be binding upon and inure to the benefit of such successors and assigns, including any successor entity.

12.           Notice. Any and all notices required or permitted to be given to you or the Company Group pursuant to the provisions of this Agreement will be in writing, and will be effective and deemed to provide such party sufficient notice hereunder on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States; (ii) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. All notices not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address set forth below their respective signature hereto, or at such other address as such party may designate by one of the indicated means of notice herein to the other party hereto.

13.           Withholding and Taxes. The Company shall have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment. The Company (including without limitation members of the Board) shall not be liable to you or other persons as to any unexpected or adverse tax consequence realized by you and you shall be solely responsible for the timely payment of all taxes arising from this Agreement that are imposed on you.

14.           Duration of Offer. A duplicate original of this offer is enclosed for your records. This offer will remain open until February 28, 2010. If you decide to accept the terms of this Agreement, please sign the enclosed copy of this Agreement and the Employee Invention Assignment and Confidentiality Agreement in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Agreement and Employee Invention Assignment and Confidentiality Agreement. Should you have anything else that you wish to discuss, please do not hesitate to call me. We look forward to working with you at RealD.

Sincerely,

Real D

By:	/s/ Michael V. Lewis
Michael V. Lewis
Chief Executive Officer

I have read, understand, and accept this employment offer. Furthermore, in choosing to accept this offer, I agree that I am not relying on any representations, whether verbal or written, except as specifically set out within this Agreement.

/s/ Robert J. Mayson
Employee Signature

Robert J. Mayson
Printed Name
Date: February 25, 2010

Date: February 25, 2010

Enclosures:	Duplicate Original Letter
RealD Employee Invention Assignment and Confidentiality Agreement
RealD Europe Director Resignation Letter
Fiscal 2011 Bonus Objectives